EXHIBIT 99.1
Selected Financial Data
The following table sets forth our summary condensed consolidated financial data for the periods presented below and our earnings per share as adjusted for the stock dividends described below. The summary condensed consolidated financial data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements include only normal and recurring adjustments, necessary to state fairly the data included therein.
The per share amounts shown below have been retroactively adjusted to reflect the 5% stock dividend which was paid on September 29, 2011 to stockholders of record on September 20, 2011 (see note (3) below).
Our historical results are not necessarily indicative of the results of operations for future periods, and our results of operations for the nine-month period ended September 30, 2011 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2011. You should read the following summary condensed consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included in our Current Report on Form 8-K filed on November 3, 2011 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2011.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Statement of Operations Data:
Revenue (1)	$1,063,289	$801,494	$565,186	$555,430	$506,252
Income from continuing operations	85,570	28,537	94,572	126,603	68,480
Net income	54,084	24,806	60,504	73,803	42,712
Per basic common share (3)
Net income applicable to common shares	$0.68	$0.31	$0.77	$0.95	$0.57
Per diluted common share (3)
Net income applicable to common shares	$0.67	$0.31	$0.69	$0.93	$0.56

Cash distributions declared per common share (3)	$1.47	$1.40	$1.33	$1.27	$1.21

	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008	2007	2006
Balance Sheet Data:
Current assets	$559,399	$526,763	$389,208	$355,283	$395,626	$303,156
Total assets	930,952	949,595	735,542	717,712	785,289	637,462
Current liabilities	306,816	226,872	149,008	296,159	109,337	168,786
Notes payable, embedded derivatives, long-term debt and other obligations, less current portion	541,789	647,064	487,936	287,546	378,760	198,777
Noncurrent employee benefits, deferred income taxes and other long-term liabilities	149,017	121,893	103,280	100,402	196,340	174,922
Stockholders' (deficiency) equity	(66,670)	(46,234)	(4,682)	33,605	100,852	94,977

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2011	September 30, 2010	June 30, 2011	June 30, 2010	March 30, 2011	March 30, 2010	September 30, 2011	September 30, 2010
Statement of Operations Data:
Revenue (2)	$288,995	$295,124	$291,180	$268,460	$260,378	$222,087	$840,553	$785,671
Income (loss) from continuing operations	30,000	17,536	48,846	30,602	32,022	18,860	110,868	66,998
Net income	17,549	10,907	30,301	19,223	19,373	11,938	67,223	42,068
Per basic common share (3)
Net income applicable to common shares	$0.22	$0.14	$0.38	$0.24	$0.24	$0.15	$0.84	$0.53
Per diluted common share (3)
Net income applicable to common shares	$0.21	$0.14	$0.34	$0.18	$0.24	$0.13	$0.82	$0.52

Cash distributions declared per common share (3)	$0.38	$0.36	$0.38	$0.36	$0.38	$0.36	$1.14	$1.09
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(1)	Revenues include excise taxes of $538,328, $377,771, $168,170, $176,269 and $174,339, respectively.

(2)	Revenues include excise taxes of $141,473, $150,413, $142,934, $135,217, $127,634, $111,193, $412,041 and $396,823, respectively.

(3)	Per share computations include the impact of 5% stock dividends on September 29, 2011, September 29, 2010, September 2009, September 29, 2008, September 28, 2007 and September 29, 2006.

2